SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549

                      _____________________

                            FORM 8-K

                         CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 21, 1996

                    Presidio Capital Corp.
       (Exact Name of Registrant as Specified in Charter)


   British Virgin Islands         0-25780              N/A
(State or Other Jurisdiction   (Commission        (IRS Employer
   of Incorporation)           File Number)    Identification No.)


c/o Hemisphere Management (Cayman) Limited
Zephyr House, Mary Street, Grand Cayman
Cayman Islands, British West Indies                  N/A
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code:(441)295-9166


  (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.

          On November 21, 1996, the Company, the post-bankruptcy successor to Integrated Resources, Inc. ("Integrated"), sold in a private securitization transaction the Company's rights to a deferred payment stream that was originally generated by Integrated's tax shelter annuity business ("Payment Rights"). Proceeds realized by the Company, net of the placement fee, rating agency fees and reserves, was approximately $20.5 million.

          The Payment Rights were sold to a trust which issued notes backed solely by the Payment Rights. As part of this transaction, certificates evidencing the equity ownership of the trust (and entitlement to the residual of the Payment Rights upon satisfaction of the notes in full) were issued and sold to two newly formed companies, T-Two TSA LLC and T-Two TSA II LLC. The purchasers of the residual equity certificates are each owned 99% by T-Two Holding, L.L.C. T-Two Holding, L.L.C. is also the indirect 99% owner of the residual interest resulting from the contract right securitization completed in March 1996 and is obligated to undertake a rights offering, or similar vehicle, of its equity to the shareholders of the Company as soon as practicable.

          The complete text of the press release issued by the Company is attached hereto as an exhibit and is hereby incorporated by reference in its entirety to this item.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          c.   Exhibits

               99.1  Press Release, dated November 21, 1996

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         PRESIDIO CAPITAL CORP.



Dated:  November 25, 1996                By:  /s/ Jay L. Maymudes
                                              Jay L. Maymudes
                                              Vice President, Treasurer and
                                              Chief Financial Officer